EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF
BY-LAWS
OF
AMBASSADORS GROUP, INC.

Anthony F. Dombrowik certifies that:

1. He is the Secretary of Ambassadors Group, Inc., a Delaware corporation.

2. At a meeting of the Board of Directors of this corporation resolutions were duly adopted to amend the By-Laws of this corporation as follows:

Sections 1 and 2 of Article II of the By-Laws of this corporation are amended in their entirety to read as follows:

    “Section 1. Number, Election and Term of Directors.

Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. All of the directors of the Corporation shall be of one class and shall be elected at least annually. Each director shall serve for a term ending at the next following annual meeting of stockholders, and until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.

Section 2. Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the next following annual meeting of stockholders, and until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.”

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed as of ______ __, 2013.

AMBASSADORS GROUP, INC.

By:
Name:	Anthony F. Dombrowik
Title:	Secretary